Exhibit 10.2

EXECUTION VERSION

SEPARATION AGREEMENT
AND RELEASE OF ALL CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (the “Agreement”) is made and entered into by and between, on the one hand, Christopher L. Nines, (“Nines”), individually and on behalf of his spouse, representatives, heirs, executors and assigns, and, on the other hand, Forestar Group Inc. (Nines and Forestar Group Inc. shall be referred to collectively as the “Parties” and singularly as “Party”). In consideration of the mutual representations, promises and covenants contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties voluntarily covenant and agree as follows:
1.Meaning of Term “Forestar”: Nines understands and the Parties agree that the term “Forestar” as used in this Agreement, includes Forestar Group Inc. (the “Company”) and its Board of Directors, past, present or future parents, subsidiaries, related or affiliated entities of the Company and all of their and the Company’s respective past, present and future officers, trustees, directors, shareholders, employees, agents, representatives, insurers, legal counsel, and successors and assigns of all of the foregoing (and expressly excludes Nines).
2.Actions by Company: For and in consideration of the Actions by Nines described in Section 3 of this Agreement, which include Nines’ Release of Claims described in Section 3.a., the Company agrees to the following:
a.Nines’ Separation of Employment: Nines’ employment with the Company is terminated effective September 30, 2015 (“Termination Date”).
b.    Payments by the Company: In exchange for Nines’ complete compliance with and performance of all actions, promises and representations contained in this Agreement and providing all other consideration contained in this Agreement, the Company will pay Nines as follows: (i) $200,000.00, less payroll taxes and applicable withholdings, as well as all other applicable taxes, to be paid to Nines within ten days after this Agreement becomes effective and non‑revocable in accordance with Section 18. below; and (ii) $500,000.00, less payroll taxes and applicable withholdings, as well as all other applicable taxes, to be paid to Nines on January 15, 2016 (the sums referenced in Section 2.b.i and ii shall be collectively referred to as the “Payments”). The Payments are contingent on Nines’ complete compliance with all of Nines’ obligations under this Agreement, including, without limitation, compliance with Sections 3.c. and 3.d. below, as well as all other terms and conditions of this Agreement.
(i.)    Insurance: The Company also agrees to reimburse Nines for the cost incurred to obtain COBRA coverage for his dependents and him for the period encompassing October 1, 2015 through September 30, 2016 (the “End Date”) and to reimburse Nines for the premiums entailed to convert his basic life insurance and accidental death and dismemberment insurance policies (collectively “Life/AD&D Coverage”) furnished by the Company to Nines and in effect as of September 30, 2015; provided, however, that if before the End Date, Nines obtains employment that entails Nines’ receiving reasonably comparable or superior corresponding insurance benefits for health care, dental care, and/or Life/AD&D Coverage to that provided to Nines by Forestar, Forestar’s respective reimbursement obligations under this Section 2.b.(i) shall cease immediately upon Nines’ obtaining such post-Termination Date employment. Within seven (7) days after obtaining such new employment, Nines agrees to provide written notice to Forestar Group Inc. to the attention of: Mr. David Grimm, 6300 Bee Cave Road, Building 2, Suite 500, Austin, Texas 78746-5149.
3.Actions by Nines: For and in consideration of the agreement by the Company to make the Payments described in Section 2.b. of this Agreement, to which consideration Nines acknowledges he would not otherwise be entitled and as to which consideration Nines acknowledges the sufficiency and receipt, Nines agrees to the following:
a.    Nines’ Release of Claims (“Release of Claims”): NINES KNOWINGLY AND VOLUNTARILY, IRREVOCABLY AND UNCONDITIONALLY, HEREBY RELEASES, ACQUITS AND FOREVER DISCHARGES Forestar with respect to any and all claims and causes of action of any nature, both past and present, known and unknown, foreseen and unforeseen, at law or in equity, which Nines possesses or may in the future possess or which could be asserted now or in the future on Nines’ behalf by any other person, entity or governmental authority, resulting from or relating to any act, agreement, event, occurrence, representation, or omission of any kind occurring on or before the Effective Date of this Agreement. Nines understands and agrees that this Release of Claims includes, but is not limited to, the following:
(i.)All claims and causes of action arising under contract, tort, or other common law, including, without limitation, breach of contract; wrongful discharge; non‑reimbursement; negligence; negligent hiring, supervision, or retention; false imprisonment; assault; battery; intentional infliction of emotional distress; defamation; disparagement; slander; libel; fraud; invasion of privacy; breach of any covenants of good faith and fair dealing; breach of employment policies, practices and procedures; and loss or interference with any type of third-party relationship;
(ii.)All claims and causes of action arising under any and all federal, state, or local statutes, laws, regulations, rules, or ordinances, including, without limitation, the Texas Commission on Human Rights Act; Chapters 21 and 451 of the Texas Labor Code; the Texas Payday Law; the National Labor Relations Act; the Civil Rights Acts of 1866, 1964, and 1991; 42 U.S.C. §§ 1981 and 1983; the Equal Pay Act; the Occupational Safety and Health Act; the Family and Medical Leave Act; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act, as amended by the ADA Amendments Act of 2008; the Fair Labor Standards Act; the Texas Securities Act; the United States Securities Act of 1933; the United States Securities Exchange Act of 1934; the Dodd‑Frank Wall Street Reform and Consumer Protection Act; the Sarbanes-Oxley Act of 2002; the Employee Retirement Income Security Act (excluding claims or causes of action for vested benefits under a covered retirement plan); and all claims and causes of action for discrimination, harassment, or retaliation, including those which could have been or could be alleged in any lawsuit or administrative charge, claim, or proceeding that could have been or could be filed or asserted against Forestar, including any person or entity comprising Forestar, by Nines or on Nines’ behalf by any other person, entity or governmental authority; and all claims under the Constitutions of the United States or the State of Texas;
(iii.)All claims and causes of action for any types of damages and equitable relief, including, without limitation, lost wages; bonuses; expenses; benefits; liquidated, punitive, exemplary, personal, compensatory, physical, mental, emotional, or property damages; interest; any other injury, loss, damage, or expense; or any other legal or equitable remedy of any kind whatsoever; and
(iv.)All claims and causes of action arising out of or in any way connected with, directly or indirectly, Nines’ employment at the Company, including, without limitation, Forestar’s treatment of Nines, the terms and conditions of Nines’ employment, and Nines’ termination from employment.
Notwithstanding the foregoing, this knowing, voluntary, non-revocable and unconditional release, acquittal and discharge by Nines does not operate to waive Nines’ rights to: (1) enforce this Agreement; or (2) receive coverage, as may be applicable and available, under the Company’s directors and officers liability insurance that covers actions by Nines during the course and scope of Nines’ employment with the Company undertaken in good faith and as otherwise required by governing Company documents and any such applicable and available policy of directors and officers liability insurance.
b.    Covenant Not to Sue; No Violation of Laws; Full Compensation/Reimbursement: Nines agrees, promises and covenants not to sue or bring any legal action in any court or in any arbitration against Forestar (collectively a “Proceeding”) for claims of any nature released in this Agreement. In the event that Nines breaches this agreement, promise and covenant not to sue, Nines agrees to reimburse the Company for the Payments under Section 2.b. of this Agreement and pay Forestar’s attorneys’ fees, expenses and costs incurred in defending, or otherwise acting in response to or addressing, the Proceeding. Nines acknowledges, represents, warrants and agrees that: (i) he is unaware of any suspected or actual violations of laws or regulations that should be reported pursuant to the Company’s standards of business conduct and ethics, or otherwise; (ii) he did not commit any potential or actual violation of any laws, regulations, standards, policies or procedures that he should have properly reported to the Company or otherwise properly addressed pursuant to applicable laws, regulations, policies, procedures or the Company’s standards of business conduct and ethics, or otherwise; and (iii) any issue, concern or complaint in any way concerning the Company’s proper adherence to any applicable laws, regulations, standards, policies or procedures was properly reported by him to, and properly addressed by, the Company. Nines acknowledges, represents, warrants and agrees that the Company has fully compensated and reimbursed him for all business-related expenses incurred by him in connection with his employment with the Company.
c.    Non-Disparagement:
Nines agrees, represents and warrants that he has not made, will not make, will not assist others in making, or cause to be made any oral, electronic, digital or written communications that are or could reasonably be construed to be disparaging, negative, defamatory or critical in any way concerning Forestar, including all persons and entities comprising Forestar, relating in any way to, without limitation, Forestar’s business, financial affairs, operations, management, personnel, strategies, practices, technology, initiatives or procedures, as well as Forestar’s employment policies or practices, to any person, corporation, entity, agency or authority, including, without limitation, any member or representative of the media or news organizations, investors, potential investors and analysts covering the Company stock, or in or to any forum, including, without limitation, any conference, business meeting, business article, social media article, communication, article or post, trade show, or trade publication. Nothing in this Section 3.c. shall prevent Nines from providing truthful testimony in response to any lawful subpoena or from providing factually accurate statements in response to specific inquiries, subject to the provisions of Section 3.d. below and otherwise in this Agreement.
d.    Confidentiality and Confidential/Proprietary Information: Nines represents, warrants and agrees that during his employment with the Company he obtained and had access to confidential and proprietary information regarding Forestar and Forestar’s operations, the disclosure of which would cause substantial and irreparable harm, loss of goodwill or injury to Forestar. He agrees that he has not disclosed and he will not at any time disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish, or use for any purpose, any of Forestar’s confidential or proprietary information, including Confidential Information as defined immediately below. As used in this Section, “Confidential Information” includes all non-public information or trade secrets that an employee, including Nines, conceives, originates, learns of, discovers, or develops, in whole or in part, or that was obtained, received, generated or accessed as a result of one’s employment with the Company, including, without limitation, actual or proposed business plans, initiatives, projections; strategies; financial information; business trends and projections; policies and procedures; and personnel matters. Nines further represents and agrees that he has taken and will take all reasonable measures to protect the secrecy of and avoid the disclosure and unauthorized use of any Confidential Information he prepared or obtained or to which he had access during his employment with the Company.
If Nines is requested by way of subpoena or otherwise to disclose and becomes legally compelled to disclose, information in contravention of the terms of this Section 3.d., he will: (1) provide the Company with prompt written advance notice of such event so that Forestar will be afforded the opportunity to pursue timely a protective order or other appropriate remedy, and (2) cooperate with the efforts of Forestar in this regard. Nines, for himself and on behalf of his attorneys, financial advisors and persons under his control, agrees to furnish only that portion of such information as is legally required to be disclosed, following the disposition of any applicable challenges or pursuit of applicable remedies by Forestar, or on Forestar’s behalf, and Nines agrees and represents that he will exercise all reasonable efforts to cooperate with Forestar to obtain confidential treatment of all such information. If the Company, or as applicable, Forestar, establishes, as may be required in any action or proceeding, that Nines—or Nines’ financial advisors or attorneys or persons under Nines’ control—breached, or is in imminent risk or threatened act of breaching, any obligations under this Section 3.d., Forestar, in addition to all other relief and damages, shall, as allowed under applicable law and equity principles, be entitled to equitable relief, including, but not limited to, injunctive relief, as well as monetary damages.
e.    Violation of Non-Disparagement Section or Confidentiality Section: Nines agrees, represents and warrants that any violation of Section 3.c. or 3.d. shall constitute a material breach of this Agreement, subjecting him to a claim for damages resulting from such breach as well as a claim for equitable relief. Nines understands and agrees that Forestar will be harmed by any violation of the Non-Disparagement Section or the Confidentiality/Proprietary Information Section (Sections 3.d. and 3.e., respectively), with the amount of such harm likely to be very substantial. Nines further agrees to pay all costs, expenses and attorneys’ fees incurred by Forestar in connection with any action or proceeding undertaken by a person or entity comprising Forestar, in which a person or entity comprising Forestar is a prevailing party, for the breach of or to enforce the Non-Disparagement or Confidentiality/Proprietary Information

provisions, Sections 3.c. and 3.d. above, or to recover damages or other relief for violation of either of these Sections. Nines agrees that no bond or other security shall be required of Forestar to obtain any such equitable relief as expressly authorized in this Agreement or by applicable law, and Nines consents to the issuance of equitable relief in connection with any violation, including any threatened violation, of Section 3.c. or 3.d.
Notwithstanding any other provision of or Section in this Agreement, Forestar shall have the right, at the Company’s sole election, to pursue recourse, whether legal or equitable or both, for any alleged, threatened or anticipated violation of Section 3.c. or 3.d. in court or in arbitration. (Any such court-action or arbitration proceeding shall be referred to, as applicable, as the “Non-Disparagement Proceeding” or the Confidentiality Proceeding.) If the Company elects, at its sole election, to pursue any such Non‑Disparagement Proceeding or Confidentiality Proceeding in court, Travis County, Texas shall be the exclusive venue for any such Non-Disparagement Proceeding or any such Confidentiality Proceeding. If the Company elects to pursue any such Non-Disparagement Proceeding or Confidentiality Proceeding via arbitration, the Non-Disparagement Proceeding or Confidentiality Proceeding pursued and elected by the Company, shall be brought in accordance with the provisions of Section 7 below, subject to the following terms and conditions set forth in this Section 3.e. If the Company at its sole election opts to initiate the Non-Disparagement Proceeding or Confidentiality Proceeding via arbitration, the terms of Section 7 below shall control; provided however, the opportunity to reach a resolution or meet and confer pre‑filing as set forth in Section 7 shall not apply in connection with any such Non‑Disparagement Proceeding or Confidentiality Proceeding alleged by Forestar. Forestar shall have the exclusive right to file for immediate Court relief or arbitration relief without any applicability of the preliminary processes or procedures set forth in Section 7 attendant to a pre‑filing effort to achieve resolution. Nines agrees to inform his spouse, attorneys, accountants and tax advisors who receive the terms of this Agreement of the Non‑Disparagement and Confidentiality/Proprietary Information Sections, and Nines agrees to be liable for any violation of either Section 3.c. or 3.d. by his attorneys, accountants or tax advisors or by any others under his control.
f.    Return of Company’s Property: Nines represents, warrants, and agrees that he has returned, or prior to the end of the Consulting Period will return, to the Company all of the Company’s property, including, without limitation, all laptops, computer disks, credit cards, keys, notebooks, materials, equipment, and any photocopies of or original Forestar Confidential Information or other documents regardless where such items are located, including, without limitation, the Company’s offices in Austin, Texas (collectively, all of the foregoing description of the “Company’s property” shall be referenced below as “Devices”). Notwithstanding the foregoing, Nines shall be permitted to retain the cell phone and iPad that the Company furnished him and which he presently maintains; provided that within five days following the expiration of the Consulting Period: (1) he transfers the cell phone number and all associated post‑Consulting Period charges, expenses, fees, assessments and data plan(s) to his own data plan(s); (2) he transfers all associated post‑Consulting Period iPad charges, expenses, fees, assessments and data plan(s) to his own data plan(s); (3)  he is exclusively responsible for and obligated to make the payment of all post-Consulting Period fees, charges, expenses and invoices associated with the referenced cell phone and iPad and the corresponding data plan(s); and (4) he represents, warrants and agrees that all information and data received or generated in connection with Nines’ employment with the Company, specifically including, without limitation, Confidential Information, have been completely, irreversibly and permanently eliminated from the referenced cell phone and iPad. Nines further represents, warrants and agrees that at the expiration of the Consulting Period, he will not have retained, copied, or otherwise copied from, any such Devices, including, without limitation, the cell phone and iPad, any information and data received or generated in connection with Nines’ employment with the Company.
g.    Consulting During Transition: Nines agrees that he will make himself reasonably available at the request of Forestar on an as-needed basis for a two (2) month period after the Termination Date (“Consulting Period”) to facilitate the transition of his duties and responsibilities and the continued operations of the Company. It is agreed that the Company will pay Nines for these consulting services, the total aggregate sum of $50,000.00 to be paid in $25,000.00 monthly installments. It is further agree that the Company will reimburse Nines for approved out‑of‑pocket expenses (including travel) incurred by Nines to perform the requested consulting services during the Consulting Period. It is understood and agreed, however, that during this Consulting Period, Nines will have no authority to act on behalf of Forestar or make any representations or statements on behalf of Forestar. In addition, it is understood and agreed that, during this Consulting Period, Nines will not be considered an employee of the Company for any purpose.

h.    Outplacement Assistance: The Company agrees to reimburse Nines or to pay directly on his behalf up to a maximum amount of $25,000.00 in fees and charges actually incurred by Nines (the “Allowable Outplacement Expense”) for formal contractually engaged professional outplacement assistance furnished by an “Outplacement Service Provider,” provided that: (1) Nines contractually engages the Outplacement Service Provider and incurs the Allowable Outplacement Expense within six months of the Termination Date; (2) the Company receives a copy of the Outplacement Service Provider’s contractual engagement and all invoice(s) in this regard within six months of the Termination Date; and (3) Nines actually utilizes the services of the Outplacement Service Provider under the contractual engagement.
i.    Cooperation in the Defense of Actions: Nines agrees to cooperate, at the request of Forestar, in the defense or prosecution of any charges, claims, arbitrations, lawsuits or proceedings relating in any way to matters occurring while Nines was employed by the Company or about which Nines may have relevant information.
j.    No Involvement in Actions: Nines shall not directly or indirectly, or by the use or participation of another, counsel, assist, aid, or abet any person or entity in the prosecution of a claim, proceeding or suit against Forestar. Nines shall not receive or accept any compensation, directly or indirectly, from any person or entity for the prosecution of any such claim whether by suit or settlement. Nines, unless at Forestar’s request, shall not voluntarily (i.e., absent proper subpoena or court order or other proper legal process) testify, whether by deposition, affidavit, or in person, in any legal proceeding in which Forestar is a party or prospective party. In the event Nines is legally required to give testimony, Nines agrees to give Forestar reasonable advance notice of same.
k.    Non-Admission: Nines and the Company agree and acknowledge that nothing contained in this Agreement or otherwise constitutes admission by Nines or Forestar of any violation of law or of any liability or wrongdoing whatsoever. Nines further agrees not to assert in any Proceeding or otherwise that this Agreement or any other alleged act, omission, occurrence or agreement is, or constitutes, an admission of any violation of law or of liability or of wrongdoing on the part of Forestar.
l.    Limitation of Liability: Nines represents, warrants and agrees that with respect to this Agreement, including any Proceeding relating to its enforcement or alleged breach, he shall not obtain any liability or recovery as against any shareholder, officer, director, agent, member, employee, or other person or entity comprising Forestar and that he will look solely to the assets of the Company for satisfaction of this Agreement.
4.Inclusive Listing of Actions: The Parties acknowledge and agree that the Release of Claims in Section 3.a. is intended only to be inclusive and not exclusive and that the intent of Section 3.a. is to be as broad and comprehensive as possible so that Forestar shall never be held liable, directly or indirectly, to Nines for any claims or causes of action arising prior to the Effective Date. Nothing in this Agreement, including the Release of Claims in Section 3.a., is intended to conflict with or limit Nines’ right to file a charge or claim with or participate in any investigation or proceeding conducted by any federal, state, local or administrative agency charged with the enforcement of any law.
5.Release Limitations: Nines and Forestar expressly agree that this Agreement is not intended to conflict with or violate any law, rule, or regulation restricting the waiver of employee rights.
6.Other Proceedings: Nines hereby represents and confirms that he has not filed or otherwise initiated any lawsuit, arbitration, complaint, charge, or other proceeding against Forestar in any local, state, or federal court or agency based upon events, acts, representations, agreements, conduct or omissions occurring prior to the Effective Date of this Agreement. Nines expressly waives any right to damages or other legal or equitable relief awarded by any government agency, arbitrator, or court relating to any lawsuit, complaint, charge, or other proceeding (regardless by whom filed), that is pending or that is filed in the future and which is based on events, representations, acts, agreements or omissions occurring on, in connection with, or prior to the Effective Date of this Agreement.
7.Arbitration of Disputes Regarding Agreement: Nines and the Company agree that any dispute between Nines and Forestar concerning the interpretation, enforcement, application, or claimed breach of this Agreement, including the arbitrability of such dispute and injunctive or equitable relief for alleged violations of or to enforce this Agreement, shall be exclusively submitted to binding, confidential arbitration in Austin, Texas, with the sole exception of any claim brought by Forestar concerning alleged or threatened violation of Section 3.c. (Non‑Disparagement), or Section 3.d. (Confidentiality/Proprietary Information), as to which the Company shall have the right to elect, at its sole option, whether to initiate an action in Travis County, Texas District Court or via arbitration in Austin, Texas under the terms set forth in this Section 7. Any arbitration shall be administered by and conducted pursuant to the rules of the American Arbitration Association (“AAA”) governing employment disputes and, as applicable, and/or the AAA Rules for Emergency Protection, before an arbitrator licensed to practice law in Texas and familiar with employment law disputes. Prior to submitting the matter to arbitration, the Parties shall first attempt to resolve the matter by the claimant notifying the other Party in writing of the claim; by giving the other Party the opportunity to respond in writing to the claim within ten (10) days of receipt of the claim; and by giving the other Party the opportunity to meet and confer. If the matter is not resolved in this manner within thirty (30) days of the initial notice, the dispute may then proceed to arbitration at the request of either Party. The arbitrator shall have authority to award damages and such other relief as may be appropriate. The Parties shall bear equally the arbitrator’s fees and expenses, as well as the administrative costs assessed by the AAA; however, the prevailing Party in arbitration shall be entitled to recover its reasonable attorneys’ fees, as well as all costs and expenses incurred in connection with the arbitration, including, without limitation, any arbitration fees and expenses, expert witness fees and court reporter costs incurred in discovery or in connection with the arbitration proceeding, unless the arbitrator determines that such payment would be manifestly unfair to the Party charged with such fees, expenses and costs. In the event any Party institutes any court action against the other with respect to any claim released by this Agreement, or pursues any arbitrable dispute by any method other than arbitration as provided for in this Section 7. or as otherwise authorized by Forestar (including any person or entity comprising Forestar), which is exclusively allowed to bring suit in Travis County Texas District Court, at the Company’s sole election, in connection with a Non‑Disparagement Proceeding or Confidentiality Proceeding, including the arbitrability of such dispute, the responding Party shall be entitled to recover from the initiating Party all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. Arbitration will be governed by the Federal Arbitration Act, if applicable; otherwise, applicable Texas law will control. As set forth in Section 3.e., the provisions in this Section 7. concerning attempts for resolution and opportunities to meet and confer in advance of initiating any arbitration proceeding shall not apply with regard to any Non-Disparagement Proceeding or any Confidentiality Proceeding brought by Forestar, including any person or entity comprising Forestar, via a court filing in Travis County, Texas District Court or via arbitration in Austin, Texas. To the extent that any inconsistency or conflict exists between, on the one hand, Section 3.e., and, on the other hand, Section 7. concerning the pre-arbitration proceedings or the arbitration serving as the exclusive forum for any dispute between Nines and Forestar concerning this Agreement, Section 3.e. shall control over Section 7.
8.Non-assignment and Indemnification: Nines represents that no claim or cause of action specifically released in this Agreement has been assigned or given to anyone else and that no other person or entity has an interest in any such claim or cause of action, through subrogation or otherwise. Nines agrees to INDEMNIFY AND HOLD HARMLESS Forestar from any further claim, proceeding or suit (including attorneys’ fees and other expenses incurred in the defense of such claim, proceeding or suit) by or on behalf of Nines, Nines’ spouse, Nines’ children, heirs, executors, administrators, or any other person or entity in privity with Nines concerning any matter encompassed by this Agreement.
9.Tax Consequences and Indemnification: The Payments to Nines under this Agreement shall be subject to all applicable withholding taxes, payroll withholdings, and any other applicable amounts or taxes required by law to be withheld. The Company shall be responsible for properly withholding all such taxes and amounts in conjunction with the Payments (the “Company Withholdings”). Nines hereby releases Forestar from any liability, obligation or responsibility for any tax consequences, including interest and penalties, and agrees to assume full responsibility to any federal, state, or local taxing authorities for any tax consequences, including interest and penalties, which may arise as a result of this Agreement or the Payments made by the Company under Section 2.b. of this Agreement. Nines agrees to INDEMNIFY, DEFEND AND HOLD HARMLESS Forestar from and against any taxes, fines, penalties, expenses, fees (including attorneys’ fees) interest, liens, claims, lawsuits, and any other liability whatsoever arising out of any such tax consequences; provided, however, Nines shall not have any indemnification obligations under this Section 9. solely with respect to the Company Withholdings to the extent that the applicable governing taxing authority conclusively determines and final, non‑appealable court judgment establishes that the Company Withholdings were erroneously made by the Company. Nines shall be solely responsible for the payment of all income taxes and the employee’s share of any employment taxes, including any interest or penalties, with respect to Nines’ Payments under this Agreement.

Nines acknowledges and agrees that Forestar and its legal counsel have made no representations regarding the proper tax treatment of the Payments set out in Section 2.b.
10.Construction: Nines and the Company have collaborated in the drafting of this Agreement, and all Parties have had the opportunity to confer with legal counsel before signing this Agreement. Accordingly, all Parties take responsibility for the drafting of this Agreement. This Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party, irrespective of any choice of law rule or principle to the contrary. The terms “or” and “and” as used in this Agreement shall be construed either conjunctively or disjunctively to bring within the scope of any provision any aspect which might otherwise be construed outside its scope.
11.Severability: If any Section, sentence, or clause of this Agreement should be found unenforceable, it shall be severed and the remaining Sections, sentences, and clauses shall be enforced in accordance with the intent of this Agreement and to the greatest possible degree legally allowed.
12.Governing Law: Texas law shall govern the validity and interpretation of this Agreement insofar as federal law does not control.
13.Waiver of Breach: The Parties agree that one or more waivers of breaches of any covenant, term, provision, or Section of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term, provision, or Section; or as a waiver of a breach of any other covenant, term, provision or Section; or as a waiver of any other covenant, term, provision or Section.
14.Captions: The titles and captions used in this Agreement are for convenience only and are not to be construed in interpreting this Agreement.
15.Entire Agreement: This Agreement contains the entire understanding and agreement between Nines and Forestar and supersedes all prior agreements and understandings, oral or written, relating to the subject matter of this Agreement. Nines acknowledges and agrees that the Company and its legal counsel did not make, directly or indirectly, any representations or warranties, other than those contained in this Agreement. This Agreement shall not be modified, amended, or terminated unless such modification, amendment, or termination is executed in writing by Nines and an authorized representative of the Company
16.Agreement Execution: The Parties agree that this Agreement may be executed in duplicate original counterparts with the same force and effect as if all Parties executed a single instrument. This Agreement may be executed by signatures that may be transmitted via facsimile or electronically, each of which shall be deemed an original and all of which together shall constitute one document. A photocopy, facsimile copy or electronic copy of this Agreement may be utilized in the same manner as and shall have the same weight and effect as an original.
17.Advice of Attorney: Nines acknowledges and agrees that he has been represented and advised by an attorney of his choice, at his expense, before executing this Agreement. Nines acknowledges and agrees he is not represented by or relying on any advice, statements, actions or representations of any attorney representing the Company or anyone else associated with or encompassed in Forestar in connection with this Agreement.
18.Time to Consider Agreement/Revocation Period: Pursuant to the Older Workers Benefit Protection Act of 1990, Nines has up to twenty-one (21) calendar days to consider and sign this Agreement. Nines may sign this Agreement prior to the expiration of the twenty-one (21) calendar day consideration period. Nines hereby acknowledges that he will not be entitled to receive the payment(s) described in Section 2.b. unless this Agreement is executed within the twenty-one (21) calendar day consideration period. For a period of seven (7) calendar days following Nines’ execution (signing) of this Agreement, Nines may revoke this Agreement by delivering written notice within the seven (7) calendar day period to Mr. David Grimm, Forestar Group Inc., 6300 Bee Cave Road, Building Two, Suite 500, Austin, Texas 78746-5149. This Agreement will become “effective” and enforceable on the eighth (8th) calendar day after Nines properly signs and dates it, if it has not been revoked during the revocation period (the “Effective Date”). Nines acknowledges that if he revokes this Agreement within the seven (7) calendar day period, he will not be entitled to the

Payments described in Section 2.b., and any and all originals or copies of this Agreement must be returned to the Company at the time of revocation.
19.Certification of Understanding of Agreement: Nines hereby represents and certifies that he: (1) has carefully read this Agreement and fully understands all of its provisions; (2) has been given a fair opportunity to discuss and negotiate the terms of this Agreement; (3) has consulted with an attorney of his choice before executing this Agreement; (4) has not been influenced to execute this Agreement by any statement or representation by the Company or any of its representatives not contained in this Agreement and is not relying on any statement or representation not contained in this Agreement; (5) is not waiving any right or claim that may arise based on acts or omissions occurring after the Effective Date of this Agreement; and (6) enters into this Agreement knowingly and voluntarily of his own free will and without any coercion, threat, intimidation, duress or undue influence of any kind or type whatsoever by Forestar.
20.Successors, Heirs and Assigns: The Parties agree that this Agreement shall be binding upon them, as well as Nines’ spouse and the Parties’ respective heirs, executors, successors, assigns and all other persons and entities acting in privity with them.
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ACCEPTED AND AGREED:

/s/ Christopher L. Nines                    October 20, 2015
Christopher L. Nines                        Date Executed

FORESTAR GROUP INC.

By:/s/ Phillip J. Weber                    October 21, 2015
Phillip J. Weber                        Date Executed
Chief Executive Officer

[Signature Page to Separation Agreement and Release of all Claims]

STATE OF TEXAS	§
§
COUNTY OF TRAVIS        §
BEFORE ME, the undersigned authority, on this day personally appeared CHRISTOPHER L. NINES, known to me to be the person whose name is subscribed to the foregoing Separation and Release of all Claims and, after first being duly sworn, acknowledged to me that he entered into this Agreement in the capacity and for the purposes and consideration therein expressed.
GIVEN UNDER MY HAND AND SEAL OF OFFICE on October 20, 2015.
/s/ Suzanne Lee
Notary Public, State of Texas

STATE OF TEXAS	§
§

COUNTY OF TRAVIS	§
BEFORE ME, the undersigned authority, on this day personally appeared PHILLIP J. WEBER known to me to be the person whose name is subscribed to the foregoing Separation Agreement and Release of all Claims and who is the Chief Executive Officer of Forestar Group Inc., and is duly authorized to execute this Agreement on its behalf, and after first being duly sworn, acknowledged to me that he entered into this Agreement in the capacity and for the purposes and consideration therein expressed, on behalf of Forestar Group Inc.
GIVEN UNDER MY HAND AND SEAL OF OFFICE on October 21, 2015.
/s/ Suzanne Lee
Notary Public, State of Texas